Exhibit 99.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

Media Contact: Cori Anne Natoli +1.302.304.1827
cori.anne.natoli@fmc.com
Investor Contact: Michael Wherley +1.215.299.6543
michael.wherley@fmc.com
FMC Corporation Announces First Quarter 2018 Results

First Quarter 2018 Highlights

•	Consolidated revenue of $1.2 billion, up 103 percent versus Q1 ‘17

•	Consolidated GAAP earnings of $1.96 per diluted share

•	Consolidated adjusted earnings per diluted share of $1.84, up 328 percent versus Q1 ‘17

•	Agricultural Solutions segment EBITDA of $356 million, up 250 percent versus Q1 ‘17

•	Lithium segment EBITDA of $50 million, up 95 percent versus Q1 ‘17

•	2018 adjusted earnings are expected to be in the range of $5.90 to $6.20 per diluted share, up 123 percent at the mid-point versus 2017[1]

PHILADELPHIA, May 2, 2018 - FMC Corporation (NYSE:FMC) today reported first quarter 2018 revenue of $1.2 billion, an increase of 103 percent year-over-year. On a GAAP basis, the company reported earnings of $1.96 per diluted share in the first quarter, or $267 million, which compares to a net loss of $0.92 per diluted share, or a net loss of $124 million, in the first quarter of 2017. First quarter adjusted earnings were $1.84 per diluted share, an increase of 328 percent year-over-year.
Pierre Brondeau, FMC president, CEO and chairman said: “FMC delivered an exceptionally strong quarter. In Ag Solutions, our first full quarter since the DuPont crop protection acquisition showcased FMC’s ability to generate very strong demand for the acquired products and the success of our integration around the world. Our lithium hydroxide expansion in China and price increases of about 30 percent on hydroxide led to a near doubling of Lithium segment EBITDA year-over-year.”
FMC Agricultural Solutions
FMC Agricultural Solutions reported first quarter revenue of $1.1 billion, an increase of 109 percent year-over-year due to the strength of the DuPont acquisition. On a pro forma basis, revenue increased 13 percent, of which foreign exchange contributed 3 to 4 percent growth. Segment earnings before interest, tax, depreciation and amortization (EBITDA) of $356 million increased 250 percent year-over-year and were $51 million above the mid-point of the prior guidance range.

Page 2/FMC Corporation Announces First Quarter 2017 Results

FMC is raising full-year estimates for Agricultural Solutions. Full-year revenue for 2018 is now forecasted to be in the range of $4.05 billion to $4.25 billion, up 2.5 percent at the mid-point compared to prior guidance. This implies 7 to 8 percent year-over-year growth on a pro forma basis, of which foreign exchange will contribute 1 to 2 percent growth. Full-year segment EBITDA is expected to be in the range of $1.16 billion to $1.24 billion, up $100 million at the mid-point compared to prior guidance. Second quarter segment EBITDA is forecasted to be in the range of $315 million to $345 million.
FMC Lithium
FMC Lithium reported first quarter segment revenue of $103 million, an increase of 57 percent versus the prior-year quarter. Segment EBITDA nearly doubled year-over-year to $50 million in the quarter. Higher volume from debottlenecking projects in Argentina and the hydroxide expansion in China, higher year-over-year prices on all product categories and lower operating costs were the main contributors to growth.
The outlook for Lithium for the full year has been increased. Segment revenue for the full year of 2018 is in the range of $430 million to $460 million, an increase of nearly 30 percent at the mid-point compared to 2017, while the outlook for full-year segment EBITDA is in the range of $193 million to $203 million. This EBITDA forecast represents an increase of 40 percent at the mid-point compared to the prior year. Second quarter segment EBITDA is expected to be in the range of $47 million to $51 million, which represents an increase of over 75 percent at the mid-point compared to the prior-year quarter.
2018 Outlook
FMC expects adjusted earnings per share to be in the range of $5.90 to $6.20 for the full year 2018, an increase of 12 percent at the mid-point compared to prior guidance, and 123 percent higher year-over-year. FMC expects second quarter adjusted earnings per share to be in the range of $1.65 to $1.75.1 The separate listing of FMC Lithium stock remains on track for October 2018.
Webcast and Supplemental Information
The company will post supplemental information on the web at www.FMC.com, including its 2018 Outlook Statement, definitions of non-GAAP terms and reconciliations of non-GAAP figures to the nearest available GAAP term.

Page 3/FMC Corporation Announces First Quarter 2017 Results

About FMC
For more than a century, FMC Corporation has served the global agricultural, industrial and consumer markets with innovative solutions, applications and quality products.  On November 1, 2017, FMC acquired a significant portion of DuPont's Crop Protection business. FMC employs approximately 7,000 people throughout the world and operates its businesses in two segments: FMC Agricultural Solutions and FMC Lithium. For more information, visit www.FMC.com.
Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2017 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.
This press release contains certain “non-GAAP financial terms” which are defined on our website www.fmc.com.  In addition, we have also provided on our website at www.fmc.com reconciliations of non-GAAP terms to the most directly comparable GAAP term.

1.
Although we provide forecasts for adjusted earnings per share and adjusted cash from operations (both of which are non-GAAP financial measures), we are not able to forecast the most directly comparable measures calculated and presented in accordance with GAAP.  Certain elements of the composition of the GAAP amounts are not predictable, making it impractical for us to forecast. Such elements include, but are not limited to, restructuring, acquisition charges, and discontinued operations and related cash activity. As a result, no GAAP outlook is provided.

# # #

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited, in millions, except per share amounts)

	Three Months Ended
	March 31,
	2018	2017
Revenue	$1,210.7	$596.0
Costs of sales and services	656.0	379.8
Gross margin	$554.7	$216.2
Selling, general and administrative expenses	200.4	114.3
Research and development expenses	65.9	28.2
Restructuring and other charges (income)	(77.7)	8.3
Total costs and expenses	$844.6	$530.6
Income (loss) from operations	$366.1	$65.4
Equity in (earnings) loss of affiliates	(0.1)	(0.1)
Non-operating pension and postretirement charges (income)	0.5	(4.6)
Interest expense, net	33.9	15.7
Income (loss) from continuing operations before income taxes	$331.8	$54.4
Provision (benefit) for income taxes	68.7	9.4
Income (loss) from continuing operations	$263.1	$45.0
Discontinued operations, net of income taxes	6.5	(168.8)
Net income (loss)	$269.6	$(123.8)
Less: Net income (loss) attributable to noncontrolling interests	2.4	0.4
Net income (loss) attributable to FMC stockholders	$267.2	$(124.2)
Amounts attributable to FMC stockholders:
Income (loss) from continuing operations, net of tax	$260.7	$44.5
Discontinued operations, net of tax	6.5	(168.7)
Net income (loss)	$267.2	$(124.2)
Basic earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$1.93	$0.33
Discontinued operations	0.05	(1.26)
Basic earnings per common share	$1.98	$(0.93)
Average number of shares outstanding used in basic earnings per share computations	134.6	134.0
Diluted earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$1.91	$0.33
Discontinued operations	0.05	(1.25)
Diluted earnings per common share	$1.96	$(0.92)
Average number of shares outstanding used in diluted earnings per share computations	136.2	135.1

Other Data:
Capital additions	$19.3	$11.5
Depreciation and amortization expense	39.1	23.6

Press Release Schedules - Page 1

FMC CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP) TO ADJUSTED AFTER-TAX EARNINGS FROM CONTINUING OPERATIONS, ATTRIBUTABLE TO FMC STOCKHOLDERS (NON-GAAP)
(Unaudited, in millions, except per share amounts)

	Three Months Ended
	March 31,
	2018	2017
Net income (loss) attributable to FMC stockholders (GAAP)	$267.2	$(124.2)
Corporate special charges (income):
Restructuring and other charges (income) (a)	(77.7)	8.3
Non-operating pension and postretirement charges (income) (b)	0.5	(4.6)
Transaction-related charges (c)	52.2	9.2
Income tax expense (benefit) on Corporate special charges (income) (d)	7.3	(4.4)
Discontinued operations attributable to FMC stockholders, net of income taxes (e)	(6.5)	168.7
Tax adjustment (f)	7.7	5.4
Adjusted after-tax earnings from continuing operations attributable to FMC stockholders (Non-GAAP) (1)	$250.7	$58.4

Diluted earnings per common share (GAAP)	$1.96	$(0.92)
Corporate special charges (income) per diluted share, before tax:
Restructuring and other charges (income)	(0.57)	0.06
Non-operating pension and postretirement charges	—	(0.04)
Transaction-related charges	0.38	0.07
Income tax expense (benefit) on Corporate special charges (income), per diluted share	0.06	(0.03)
Discontinued operations attributable to FMC stockholders, net of income taxes per diluted share	(0.05)	1.25
Tax adjustments per diluted share	0.06	0.04
Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders (Non-GAAP)	$1.84	$0.43

Average number of shares outstanding used in diluted adjusted after-tax earnings from continuing operations per share computations	136.2	135.1
____________________

(1)
The Company believes that the Non-GAAP financial measure “Adjusted after-tax earnings from continuing operations attributable to FMC stockholders” and its presentation on a per share basis provides useful information about the Company’s operating results to investors and securities analysts. Adjusted earnings excludes the effects of corporate special charges, tax-related adjustments and the results of our discontinued operations. The Company also believes that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period.

(a)	Three Months Ended March 31, 2018:
Restructuring and other charges (income) primarily consists of a gain on sale of $85.0 million from the divestment of a portion of FMC's European herbicide portfolio to Nufarm Limited. This divestiture satisfied FMC's commitment to the European Commission related to the DuPont Crop Protection Acquisition. Additionally, restructuring and other charges (income) includes charges within FMC Agricultural Solutions of $2.6 million, which includes approximately $1 million of accelerated depreciation charges related to certain fixed assets that will no longer be used when we exit our Ewing R&D facility as well as miscellaneous restructuring efforts. Additionally, we implemented a formal plan to restructure our operations at the FMC Lithium manufacturing site located in Bessemer City, North Carolina. The objective of this restructuring plan was to optimize both the assets and cost structure by reducing certain production lines at the plant which resulted in restructuring and asset disposal charges of $2.1 million.
Three Months Ended March 31, 2017:
Restructuring and other charges (income) represents $4.5 million of exit costs related to the termination of our interest in a variable interest entity that was previously consolidated and part of our FMC Agricultural Solutions segment. Additionally, restructuring and other charges (income) includes charges of continuing environmental sites treated as a Corporate charge of $2.3 million and other Corporate charges of $1.5 million.

Press Release Schedules - Page 2

(b)
Our non-operating pension and postretirement costs are defined as those costs related to interest, expected return on plan assets, amortized actuarial gains and losses and the impacts of any plan curtailments or settlements. These costs are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance and we consider these costs to be outside our operational performance. We exclude these non-operating pension and postretirement costs from our segments as we believe that removing them provides a better understanding of the underlying profitability of our businesses, provides increased transparency and clarity in the performance of our retirement plans and enhances period-over-period comparability. We continue to include the service cost and amortization of prior service cost in our Adjusted Earnings results noted above. We believe these elements reflect the current year operating costs to our businesses for the employment benefits provided to active employees.

(c)	Charges related to the legal and professional fees associated with acquisitions and separation activities. Amounts represent the following:

	Three Months Ended March 31,
(in Millions)	2018	2017
Transaction-related charges
Legal and professional fees (1)	$22.3	$9.2
Inventory fair value amortization (2)	29.9	—
Total Transaction-related charges	$52.2	$9.2
____________________

(1)
Represents transaction costs, costs for transitional employees, other acquired employees related costs, and integration-related and transactional-related legal and professional third-party fees. These charges are recorded as a component of “Selling, general and administrative expense" on the condensed consolidated statements of income (loss).

(2)    These charges are included in “Costs of sales and services” on the condensed consolidated statements of income (loss).

(d)
The income tax expense (benefit) on Corporate special charges (income) is determined using the applicable rates in the taxing jurisdictions in which the corporate special charge or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure.

(e)	Three Months Ended March 31, 2018 and 2017
Discontinued operations, net of income taxes include, in periods up to its sale (on November 1, 2017), the results of FMC Health and Nutrition as well as provisions, net of recoveries, for environmental liabilities and legal reserves and expenses related to previously discontinued operations. Discontinued operations, net of income taxes for the three months ended March 31, 2018 includes an additional gain on sale of the FMC Health and Nutrition business to DuPont of approximately $16 million as a result of the adjustment to the final working capital. During the three months ended March 31, 2017, we reclassified the FMC Health and Nutrition segment as a discontinued operation. We determined the fair value of the Omega-3 business, which was previously part of the broader FMC Health and Nutrition reporting unit, was significantly less than its carrying value. As a result, we recorded an impairment charge of approximately $185 million ($165 million, net of tax) for the three months ended March 31, 2017.

(f)
We exclude the GAAP tax provision, including discrete items, from the Non-GAAP measure of income, and instead include a Non-GAAP tax provision based upon the projected annual Non-GAAP effective tax rate. The GAAP tax provision includes certain discrete tax items including, but are not limited to: income tax expenses or benefits that are not related to ongoing business operations in the current year; tax adjustments associated with fluctuations in foreign currency remeasurement of certain foreign operations; certain changes in estimates of tax matters related to prior fiscal years; certain changes in the realizability of deferred tax assets and related interim accounting impacts; and changes in tax law. Management believes excluding these discrete tax items assists investors and securities analysts in understanding the tax provision and the effective tax rate related to ongoing operations thereby providing investors with useful supplemental information about FMC's operational performance.

	Three Months Ended
	March 31,
(in Millions)	2018	2017
Non-GAAP tax adjustments
Impacts of Tax Cuts and Jobs Act (1)	$0.8	$—
Revisions to valuation allowances of historical deferred tax assets	(1.8)	3.4
Foreign currency remeasurement and other discrete items	8.7	2.0
Total Non-GAAP tax adjustments	$7.7	$5.4

Press Release Schedules - Page 3

___________________

(1)
On December 22, 2017, the United States enacted the Tax Cuts and Jobs Act (the "Act"), which, among other things, reduces the federal income tax rate from 35% to 21% effective January 1, 2018, and imposes a transition tax on deemed repatriated earnings of foreign subsidiaries which will be payable over eight years. During the three months ended March 31, 2018, we recorded an adjustment to our provisional tax expense of $0.8 million of income tax benefit pertaining to a change in the estimated impact of the remeasurement of the Company’s U.S. net deferred tax assets and the realizability of the Company’s U.S. state net deferred tax assets.

RECONCILIATION OF NET INCOME (LOSS) (GAAP) TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS, BEFORE INTEREST, DEPRECIATION AND AMORTIZATION, AND INCOME
TAXES (NON-GAAP)
(Unaudited, in millions)

	Three Months Ended
	March 31,
	2018	2017
Net income (loss) (GAAP)	$269.6	$(123.8)
Restructuring and other charges (income)	(77.7)	8.3
Non-operating pension and postretirement charges (income)	0.5	(4.6)
Transaction-related charges	52.2	9.2
Discontinued operations, net of income taxes	(6.5)	168.8
Interest expense, net	33.9	15.7
Depreciation and amortization	39.1	23.6
Provision (benefit) for income taxes	68.7	9.4
Adjusted earnings from continuing operations, before interest, income taxes, depreciation and amortization, and noncontrolling interests (Non-GAAP) (1)	$379.8	$106.6
___________________

(1)	Referred to as Adjusted EBITDA. Adjusted EBITDA is defined as operating profit excluding depreciation and amortization expense.

RECONCILIATION OF CASH PROVIDED (REQUIRED) BY OPERATING ACTIVITIES (GAAP) TO ADJUSTED CASH FROM OPERATIONS (NON-GAAP)
(Unaudited, in millions)

	Three Months Ended
	March 31,
	2018	2017
Cash provided (required) by operating activities (GAAP)	$(61.7)	$(70.0)
Transaction and integration costs	34.0	—
Adjusted cash from operations (Non-GAAP) (1)	$(27.7)	$(70.0)
___________________

(1)
The Company believes that the Non-GAAP financial measure “Adjusted cash from operations” provides useful information about the Company’s cash flows to investors and securities analysts. Adjusted cash from operations excludes the effects of transaction-related cash flows. The Company also believes that excluding the effects of these items from cash provided (required) by operating activities allows management and investors to compare more easily the cash flows from period to period.

Press Release Schedules - Page 4

FMC CORPORATION
INDUSTRY SEGMENT DATA
(Unaudited, in millions)

	Three Months Ended March 31,
	2018	2017
Revenue
FMC Agricultural Solutions	$1,107.9	$530.4
FMC Lithium	102.8	65.6
Total	$1,210.7	$596.0

Earnings before interest, taxes and depreciation and amortization (EBITDA)
FMC Agricultural Solutions	$356.4	$101.8
FMC Lithium	50.3	25.8
Corporate and other	(26.9)	(21.0)
Adjusted earnings from continuing operations, before interest, income taxes, depreciation and amortization, and noncontrolling interests (Non-GAAP)	$379.8	$106.6

Depreciation and amortization	$(39.1)	$(23.6)
Interest expense, net	(33.9)	(15.7)
Corporate special (charges) income:
Restructuring and other (charges) income (a)	77.7	(8.3)
Non-operating pension and postretirement (charges) income (b)	(0.5)	4.6
Transaction-related charges (c)	(52.2)	(9.2)
(Provision) benefit for income taxes	(68.7)	(9.4)
Discontinued operations, net of income taxes (d)	6.5	(168.8)
Net income attributable to noncontrolling interests	(2.4)	(0.4)
Net income (loss) attributable to FMC stockholders	$267.2	$(124.2)
____________________

(a)	Below provides the details of restructuring and other (charges) income by segment.

	Three Months Ended March 31,
(in millions)	2018	2017
FMC Agricultural Solutions	$82.4	$(4.5)
FMC Lithium	(2.1)	—
Corporate	(2.6)	(3.8)
Restructuring and other (charges) income	$77.7	$(8.3)

(b)
See Note (b) to the schedule “Reconciliation of Net Income (Loss) Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.

(c)
See Note (c) to the schedule “Reconciliation of Net Income (Loss) Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.

(d)
See Note (e) to the schedule “Reconciliation of Net Income (Loss) Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.

Press Release Schedules - Page 5

FMC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	March 31, 2018	December 31, 2017
Cash and cash equivalents	$359.7	$283.0
Trade receivables, net of allowance of $44.0 in 2018 and $38.7 in 2017	2,399.7	2,043.5
Inventories	1,035.2	992.5
Prepaid and other current assets	534.5	326.4
Current assets of discontinued operations held for sale	6.5	7.3
Total current assets	$4,335.6	$3,652.7

Property, plant and equipment, net	1,030.4	1,025.2
Goodwill	1,242.8	1,198.9
Other intangibles, net	2,805.2	2,631.8
Deferred income taxes	261.4	252.7
Other long-term assets	473.7	445.0
Total assets	$10,149.1	$9,206.3

Short-term debt and current portion of long-term debt	$328.9	$192.6
Accounts payable, trade and other	914.1	714.2
Advanced payments from customers	191.6	380.6
Accrued and other liabilities	611.5	497.7
Accrued customer rebates	412.0	266.6
Guarantees of vendor financing	66.9	51.5
Accrued pensions and other postretirement benefits, current	5.7	5.7
Income taxes	155.1	99.2
Current liabilities of discontinued operations held for sale	0.2	1.3
Total current liabilities	$2,686.0	$2,209.4

Long-term debt, less current portion	2,993.2	2,993.0
Long-term liabilities	1,455.2	1,296.8
Equity	3,014.7	2,707.1
Total liabilities and equity	$10,149.1	$9,206.3

Press Release Schedules - Page 6

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended March 31,
	2018	2017
Cash provided (required) by operating activities of continuing operations	$(61.7)	$(70.0)

Cash provided (required) by operating activities of discontinued operations	(16.7)	35.1

Cash provided (required) by investing activities of continuing operations	60.1	(24.9)

Cash provided (required) by investing activities of discontinued operations	(15.0)	(6.2)

Cash provided (required) by financing activities of continuing operations:
Increase (decrease) in short-term debt	$138.0	$120.1
Financing fees	—	(8.5)
Repayments of long-term debt	(0.6)	(0.7)
Issuances of common stock, net	3.9	9.6
Transactions with noncontrolling interests	—	(0.5)
Dividends paid	(22.3)	(22.1)
Other repurchases of common stock	(5.1)	(1.4)
Cash provided (required) by financing activities	$113.9	$96.5
Effect of exchange rate changes on cash	(3.9)	1.4
Increase (decrease) in cash and cash equivalents	$76.7	$31.9
Cash and cash equivalents, beginning of year	283.0	64.2
Cash and cash equivalents, end of period	$359.7	$96.1

Press Release Schedules - Page 7